Exhibit 8.3

October 26, 2018

LaSalle Hotel Properties

7550 Wisconsin Avenue, 10th Floor
Bethesda, Maryland 20814

Pebblebrook Hotel Trust
7315 Wisconsin Avenue, Suite 1100 West
Bethesda, MD 20814

Re:                             REIT Qualification of LaSalle Hotel Properties

Ladies and Gentlemen:

We have acted as special tax counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”) operating as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.  The Company owns substantially all of the interests in, and is the sole general partner of, LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”).  Pursuant to an Agreement and Plan of Merger, dated as of September 6, 2018, and as amended on September 18, 2018 (the “Merger Agreement”) by and among the Company, the Operating Partnership, Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Parent”), Pebblebrook Hotel, L.P., a Delaware limited partnership (“Parent OP”), Ping Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”), and Ping Merger OP, LP, a Delaware limited partnership (“Merger OP”), the Company will be merged with and into Merger Sub (the “Company Merger”), with Merger Sub being the surviving entity as a wholly-owned subsidiary of Parent, and each outstanding common share of beneficial interest, par value $0.01 per share, of the Company will be converted into the right to receive the Merger Consideration, each outstanding share of the 6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company shall be converted into the right to receive the Series I Preferred Share Merger Consideration and each outstanding share of the 6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest,

par value $0.01 per share, of the Company shall be converted into the right to receive the Series J Preferred Share Merger Consideration, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable Maryland law.

Immediately prior to the Company Merger, Merger OP shall merge with and into the Operating Partnership (the “Partnership Merger”), with the Operating Partnership surviving the Partnership Merger in accordance with the Delaware law, pursuant to which outstanding partnership interests in the Operating Partnership will be converted into the right to receive partnership interests in Parent OP, upon the terms and conditions of the Merger Agreement.

This opinion is furnished to you in connection with Section 6.2(e) of the Merger Agreement and is filed as an exhibit to the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission (“SEC”), as amended through the date hereof (the “Registration Statement”), with respect to the Merger Agreement.  Capitalized terms not otherwise defined herein shall have the meanings given in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed below, we have examined and relied on the following documents:

1.                                      the Articles of Amendment and Restatement of Declaration of Trust of the Company, dated as of April 14, 1998, as amended and supplemented;

2.                                      the Fourth Amended and Restated Bylaws of the Company, adopted in January 2018, and as amended on May 2, 2018;

3.                                      the Officer’s Certificates (the “Certificates of Representations”) dated as of the date hereof, provided to us by each of the Company and Glass Houses, a Maryland real estate investment trust;

4.                                      the Merger Agreement;

5.                                      the Registration Statement; and

6.                                      such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company has, at all times operated in accordance with the methods of operation described in its organizational documents and the Certificates of Representations.  We have further assumed with your consent that any subsidiary of the Company that has elected to be taxable as a REIT under the Code (a “REIT Subsidiary”), and with respect to which the taxable year does not close on the Company Merger Effective Time will continue to be organized and operated after the Company Merger Effective Time so as to meet the requirements for qualification and taxation as a REIT under the Code for such REIT Subsidiary’s taxable year which includes the Company Merger Effective Time.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificates of Representations, and that each representation and covenant contained in such Certificates of Representations to the best of the knowledge or intent with respect to actions of the Company is accurate and complete without regard to such qualification.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that commencing with the Company’s taxable year ended December 31, 2002 and until the Closing, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein.  Moreover, the Company’s qualification as a REIT depends upon its ability to meet for each taxable year, through actual annual operating results, requirements under the Code regarding its gross income, assets, distributions and diversity of stock ownership.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year will satisfy the requirements necessary to qualify as a REIT under the Code.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Registration Statement, or the Certificates of Representations.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company solely for your benefit and may not be relied upon by any person or entity other than you without our express permission, except as specifically provided in the Merger Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement with the SEC. In giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)